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                                    EXHIBIT 4

                      NON-QUALIFIED STOCK OPTION AGREEMENT


                  Non-Qualified Stock Option Agreement (this "Option Agreement"), dated as of February 10, 2000 (the "Grant Date"), between IBS Interactive, Inc. (the "Company") and Roy E. Crippen III (the "Recipient").

                  WHEREAS, the Company intends to provide an incentive to the Recipient in order to induce the Recipient to become an employee of the Company, by providing the Recipient with opportunities to purchase shares of Common Stock (as defined herein);

                  WHEREAS, the Board of Directors of the Company (the "Board") or a duly constituted committee thereof has determined that it would be in the best interest of the Company and its stockholders to grant the options provided herein to the Recipient.

                  NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  Unless otherwise indicated, whenever capitalized terms are used in this Option Agreement, they shall have the meanings set forth below.

                  "Change of Control" shall mean an event whereby a person or entity becomes the beneficial owner as calculated in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, of at least 50% of the then outstanding Common Stock.

                  "Committee" shall mean the Organization and Compensation Committee, if any, of the Board.

                  "Common Stock" shall mean the common stock of the Company, par value $.01.

                  "Disability" shall mean the inability of the Recipient to perform in all material respects the Recipient's duties and responsibilities to the Company, or any Subsidiary of the Company, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Company may determine. The Recipient (or the Recipient's representative) shall furnish the Company with satisfactory medical evidence documenting the Recipient's disability or infirmity.


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                  "Fair Market Value" shall mean the average of the opening and closing prices of the Common Stock for ten (10) consecutive trading days ending three (3) trading days prior to the Grant Date.

                  "Option Shares" shall mean, with respect to the Recipient, (a) any shares of Common Stock (or other shares of capital stock of the Company) issuable or issued by the Company upon exercise of any Option by the Recipient and (b) any shares of the capital stock of the Company issuable or issued in respect of any of the securities described in clause (a) above, by way of stock dividend, stock split, merger, consolidation, reorganization or other recapitalization.

                  "Person" shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                  "Subsidiary" shall mean any corporation of which the Company owns, directly or through one or more Subsidiaries, a fifty percent (50%) or more equity interest in such corporation or has the right to nominate fifty percent (50%) or more of the members of the board of directors or other governing body of the corporation.

                  "Transfer" shall mean, with respect to any Option, the gift, sale, assignment, transfer, pledge, hypothecation or other disposition (whether for or without consideration and whether voluntary, involuntary or by operation of law) of such Option or any interest therein.


                                   ARTICLE II

                                GRANT OF OPTIONS

                  2.1 Grant of Options. The Recipient is hereby granted Options representing the right to acquire 150,000 shares of Common Stock. Unless otherwise indicated herein, references herein to "Options" means the Options granted hereby.

                  2.2 Exercise Price. The Exercise Price of the Options shall be the Fair Market Value of the Common Stock.

                  2.3 Changes in Common Stock. In the event of any change in the outstanding shares of Common Stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change or in the event of any special distribution to the stockholders, the Committee shall make equitable adjustments in the number of shares and prices per share applicable to Options then outstanding.

                  2.4 Representation of the Company as to the Common Stock. The Company represents and warrants to the Recipient that all of the Option Shares to be issued upon the exercise of the Options pursuant to this Option Agreement, when issued in accordance with the terms of this Option Agreement, will be duly authorized and validly issued, fully paid and nonassessable.


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                                   ARTICLE III

                            EXERCISABILITY OF OPTIONS

                  Options shall vest upon the earliest to occur of the events described in Sections 3.1 or 3.2, but subject to the limitations set forth in
Section 3.4 and 3.5, and shall become exercisable as described in Section 3.3:

                  3.1 Time Vesting. If not sooner vested, Options granted pursuant to this Option Agreement vest pursuant to the following schedule:

         (a) 25% of such Options shall vest upon the commencement of the Recipient's employment by the Company; and

         (b) The remaining 75% of such Options shall vest ratably on the first day of each calendar month for thirty-six (36) consecutive calendar months commencing with the first full calendar month after the date of the commencement of the Recipient's employment by the Company.

In the event that the calculation of the number of Options to vest at any given time pursuant to this Section 3.1 results in a number which is not a whole number, such number shall be rounded down to the nearest whole number.

                  3.2 Vesting upon Change in Control, Death, Disability or Legal Incapacitation. If not sooner vested, all Options shall vest upon the occurrence of a Change in Control, or the death, Disability, or legal incapacity of the Recipient.

                  3.3 Exercise; Restriction on Exercise. No unvested Options shall be exerciseable. All vested Options shall become exercisable at the time they first vest and shall cease to be exercisable at the time they expire as provided in Section 3.4 or Article V.

                  3.4 Effect of Termination of Employment, Expiration of Unvested Options. Unless otherwise determined by the Board or the Committee, unvested Options shall cease to vest and shall expire upon the Recipient's ceasing to be employed by the Company or one of its Subsidiaries.

                  3.5 Failure to Commence Employment. In the event that the Recipient has not commenced employment with the Company on or prior to April 15, 2000, this Option Agreement shall terminate in its entirety and shall be of no force or effect.

                                   ARTICLE IV

                               EXERCISE OF OPTIONS

                  4.1 Person Who Can Exercise. Options may only be exercised by the Recipient, except that, in the event of Disability or legal incapacitation, Options may be exercised by the Recipient's legal guardian or legal representative and, in the event of death, Options may be exercised by the executor or administrator of the Recipient's estate or the Person


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or Persons to whom the Recipient's rights under the Options pass by will or the laws of descent and distribution.

                  4.2 Procedure for Exercise. Vested Options may be exercised in whole or in part with respect to any portion thereof that is exercisable. To exercise an Option, the Recipient (or such other Person who shall be permitted to exercise the Option as set forth in Section 4.1) must complete, sign and deliver to the Company an Exercise Notice together with payment in full of the Exercise Price multiplied by the number of shares of Common Stock with respect to which the Option is exercised. Payment of the Exercise Price shall be made in cash (including check, bank draft or money order). The right to exercise the Option shall be subject to the satisfaction of all conditions set forth in the Exercise Notice. In lieu of paying the Exercise Price, upon the Recipient's (or such other Person's) request, with the Committee's or the Board's consent (which may or may not be given in its sole discretion), the Company shall deliver to the Recipient a number of shares of Common Stock equal to (A) divided by (B) where (A) is the positive difference between (i) the Fair Market Value of a share of Common Stock on the date on which the Exercise Notice is received by the Company (i.e., the exercise date), and (ii) the Exercise Price, multiplied by (iii) the number of shares for which the Option is being exercised, and (B) is the Fair Market Value of a share of Common Stock on the exercise date.

                  4.3 Withholding of Taxes. The Company and its Subsidiaries shall withhold from any amounts due and payable by the Company and its Subsidiaries to the Recipient (or secure payment from the Recipient in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any Options Shares issuable under this Option Agreement, and the Company may defer such issuance until such withholding or payment is made unless otherwise indemnified to its satisfaction with respect thereto.

                                    ARTICLE V

                              EXPIRATION OF OPTIONS

                  5.1 Expiration. Vested and unvested Options shall expire at 5:00 p.m. Eastern Standard Time on the tenth anniversary of the Grant Date, unless earlier cancelled pursuant to section 3.4 hereof.

                  5.2 Cancellation. Vested and unvested Options which expire unexercised shall be treated as cancelled.

                                   ARTICLE VI

                                  MISCELLANEOUS

                  6.1 Options Not Transferable. Options may not be Transferred (other than by will or laws of descent and distribution). Any attempt to effect a Transfer of Options that is not permitted by this Option Agreement shall be null and void.

                  6.2 No Employment Contract. Nothing in this Option Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate the Recipient's employment at any time, nor confer upon any Recipient any right to continued


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employment by the Company or any of its Subsidiaries for any period of time or to continue such employee's present (or any other) rate of compensation.

                  6.3 Notices. All notices, requests and demands to or upon a party hereto must, to be effective, be in writing and shall be deemed to have been duly given or made when delivered by hand or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows or to such other address of which the intended receiving party hereto shall have been duly notified hereunder:

(a)      If to the Company, to the following address:

                           IBS Interactive, Inc.
                           2 Ridgedale Avenue
                           Suite 350
                           Cedar Knolls, New Jersey 7927
                           Attn: Corporate Secretary
                           Telecopy: (973) 285-4777

(b) If to the Recipient, to the address or telecopy number as shown on the signature page hereto.

                  6.4 Amendment. This Option Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Option Agreement.

                  6.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to contracts made and to be performed therein without regard to the conflicts of law principles thereof.

                  6.6 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Option Agreement.

                  IN WITNESS WHEREOF, this Option Agreement has been executed and delivered by the parties hereto.



ROY E. CRIPPEN III                            IBS INTERACTIVE, INC.


/s/ Roy E. Crippen                            By: /s/ Nicholas R. Loglisci, Jr.
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Signed                                        Name: Nicholas R. Loglisci, Jr.
                                                   ----------------------------
                                              Title: President & CEO
                                                    ---------------------------

Name:  Roy E. Crippen III
      ---------------------------------
Home Address:
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